As filed with the Securities and Exchange Commission on January 24, 2012

Registration No. 333-155807

Registration No. 333-135634

Registration No. 333-34023

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No.1 to FORM S-8 REGISTRATION STATEMENT NO. 333-155807

Post-Effective Amendment No.1 to FORM S-8 REGISTRATION STATEMENT NO. 333-135634

Post-Effective Amendment No.1 to FORM S-8 REGISTRATION STATEMENT NO. 333-34023

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MINERA ANDES INC.

(Exact name of registrant as specified in its charter)

Alberta	None
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

181 Bay Street, Bay Wellington Tower, Suite 4750, P.O. Box 792, Toronto, Ontario, Canada M5J 2T3

(Address of principal executive offices)  (Zip code)

Minera Andes Inc. Amended Stock Option Plan

(Full title of the plan)

Perry Y. Ing, Chief Financial Officer
Minera Andes Inc.
181 Bay Street
Bay Wellington Tower
Suite 4750, P.O. Box 792

Toronto, ON Canada M5J 2T3
(866) 441-0690

(Name, address and telephone number of agent for service)

Copy to:

Lawson Lundell LLP

1600 Cathedral Place

925 West Georgia Street

Vancouver, BC V6C 3L2

Canada

Attention: Joanna Cameron

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to each of the following registration statements on Form S-8 (collectively, the “Registration Statements”):

•   File No. 333-155807, of Minera Andes Inc. (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2008, pertaining to the registration of an aggregate of 3,770,600 shares of the Company’s common stock, no par value per share (the “Common Stock”), issuable under the Minera Andes Inc. Amended Stock Option Plan (the “Plan”).

•   File No. 333-135634, of the Company, filed with the SEC on July 7, 2006, pertaining to the registration of an aggregate of 13,163,643 shares of Common Stock, issuable under the Plan.

•   File No. 333-34023, of the Company, filed with the SEC on August 20, 1997, pertaining to the registration of an aggregate of 2,000,000 shares of Common Stock, issuable under the Plan.

On January 24, 2012, McEwen Mining Inc. (formerly known as US Gold Corporation) (“McEwen Mining”), completed its previously announced acquisition of the Company (the “Arrangement”) pursuant to the terms and conditions of the Arrangement Agreement, dated as of September 22, 2011, by and among McEwen Mining, McEwen Mining - Minera Andes Acquisition Corp., a wholly owned subsidiary of McEwen Mining, and the Company. The consummation of the Arrangement and certain related events were disclosed in the Company’s Current Report on Form 8-K, as filed with the SEC on January 24, 2012. De-listing of the Company’s common shares from the Toronto Stock Exchange is expected to occur on or about January 27, 2012.

As a result of the Arrangement, the Company has terminated any offering of its securities pursuant to the Registration Statements.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offerings, the Company has filed this Post-Effective Amendment to terminate the effectiveness of the Registration Statements and to remove from registration all of the Common Stock registered but unsold under the Registration Statements as of the date of this Post-Effective Amendment, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Country of Canada, on this 24th day of January, 2012.

MINERA ANDES INC.

By:	/s/ Nils Engelstad
Nils Engelstad
Corporate Secretary